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                       Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 2, 2001, in the Registration Statement (Form S-1) and related Prospectus of American Equity Investment Life Holding Company and American Equity Capital Trust III for the registration of the Cumulative Trust Preferred Securities.


                                          /s/ Ernst & Young LLP

Des Moines, Iowa
November 5, 2001